Exhibit 4.3

STOCK TRADING AGREEMENT

     This Stock Trading Agreement, dated as of April 29, 2005 (as it may be amended, restated or modified and in effect from time to time, this “Agreement”), is made by and among Electric City Corp., a Delaware corporation (the “Company”), and the stockholders of Maximum Performance Group, Inc., a Delaware corporation (“MPG”), listed on the signature pages hereto (the “Investors”).

W I T N E S S E T H:

     WHEREAS, the Company and MPG have entered into that certain Agreement and Plan of Merger dated as of April 29, 2005 (the “Merger Agreement”) pursuant to which MPG shall be merged with and into MPG Acquisition Corporation, with MPG Acquisition Corporation as the surviving corporation (the “Merger”); and

     WHEREAS, pursuant to the Merger and the Merger Agreement, each of the Investors will receive certain shares of the Common Stock (as hereinafter defined) upon consummation of the Merger and will be eligible to receive additional shares of the Common Stock pursuant to Section 1.6(c) of the Merger Agreement (all shares of the Common Stock which the Investors receive pursuant to the terms of the Merger Agreement are referred to herein as “Covered Shares”); and

     WHEREAS, it is a condition to the consummation of the Merger that the Investors and the Company enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

     “Affiliate” means, as applied to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such other Person, whether through the ownership of voting securities or by contract or otherwise. With respect to individuals, the term Affiliate shall also include such individual’s parents, spouse, children or grandchildren.

     “Agreement” shall have the meaning set forth in the preamble hereof.

     “Average Daily Trading Volume” with respect to any trading day, means the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any other national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day.

     “Block Sales” means a sale of at least 10,000 shares of Common Stock.

     “Closing Price” means the closing price of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any other national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market on which the Common Stock is then listed for trading).

     “Common Stock” means and includes the Company’s authorized common stock, par value $0.0001 per share.

     “Covered Shares” shall have the meaning set forth in the second WHEREAS clause hereof.

     “Company” shall have the meaning set forth in the preamble hereof.

     “Investors” shall have the meaning set forth in the preamble hereof.

     “Merger Agreement” shall have the meaning set forth in the first WHEREAS clause hereof.

     “Parties” means all of the parties that are signatories to this Agreement from time to time, including under any joinders executed pursuant to the terms hereof, other than the Company.

     “Person” means and includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

ARTICLE II
TRADING RESTRICTIONS

     2.1 Agreement for Benefit of Company. Each Party hereby agrees that its obligations under this Agreement are for the benefit of the Company and further agrees that the Company shall be entitled to enforce such Party’s obligations under this Agreement.

     2.2 Effective Date; Public Sales. This Agreement shall become effective on May 3, 2005. On and after such date and during the term of this Agreement, no Party may sell any of its Covered Shares into the public market except in accordance with the following trading restrictions:

     (a) During the term of this Agreement and at any time the Closing Price on the then prior trading day is $4.00 per share or more, no restrictions under this Agreement shall apply.

     (b) During the term of this Agreement and at any time the Closing Price on the then prior trading day is at least $2.00 per share but less than $4.00 per share, such Party may sell any of its Covered Shares of Common Stock into the public market, subject to the following conditions:

(i)	the number of Covered Shares sold by such Party on any trading day may not exceed fifteen percent (15%) of the Average Daily Trading Volume; and

(ii)	Block Sales by such Party must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any other national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market on which the Common Stock is then listed for trading).

     (c) During the term of this Agreement and at any time the Closing Price on the then prior trading day is at least $1.00 per share but less than $2.00 per share, such Party may sell any of its Covered Shares of Common Stock into the public market, subject to the following conditions:

(i)	the number of Covered Shares sold by such Party on any trading day may not exceed ten percent (10%) of the Average Daily Trading Volume; and

(ii)	Block Sales by such Party must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any other national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market on which the Common Stock is then listed for trading).

     (d) During the term of this Agreement and at any time the Closing Price on the then prior trading day is less than $1.00 per share, such Party may sell any of its Covered Shares of Common Stock into the public market, subject to the following conditions:

(i)	the number of Covered Shares sold by such Party on any trading day may not exceed five percent (5%) of the Average Daily Trading Volume; and

(ii)	Block Sales by such Party must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any other national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market on which the Common Stock is then listed for trading).

     (e) If at any time during the term of this Agreement the Company is not listed on the American Stock Exchange, another national securities exchange, the NASDAQ National Market, or the NASDAQ Small Cap Market, or trading in the Common Stock on any such exchange or market is suspended, then no restrictions under this Section 2.2 shall apply during the time that the Company is not so listed or trading is so suspended.

     2.3. Private Sales. Any Party may sell any of its Covered Shares in a private transaction not effected over any securities exchange or market; provided, however, that any such private sale of Covered Shares to a party that is not a Party to this Agreement shall have as a condition to such sale that such acquiring party shall become a Party to this Agreement by executing a joinder hereto with the Company acknowledging that the shares of Common Stock being acquired shall continue to be Covered Shares which are subject to the terms hereof while this Agreement remains in effect.

     2.4 Transfer to Affiliates. Notwithstanding anything in this Agreement to the contrary, any Party may freely sell or otherwise transfer any Covered Shares it owns to its Affiliates without such sale or transfer being subject to the terms of this Agreement; provided, however, that any such Affiliate shall become a party to and bound by this Agreement and acknowledging that the shares of Common Stock being acquired shall continue to be Covered Shares which are subject to the terms hereof while this Agreement remains in effect and further acknowledging that its ownership and sales of Covered Shares shall be aggregated with the transferring Party for purposes of Sections 2.1 and 2.2.

     2.5 Term of Trading Agreement. The term of this Agreement shall terminate on September 7, 2007.

     2.6 Amendments to the Trading Agreement. This Agreement may only be amended upon the prior written consent of the Company and all other Parties at the time of such amendment. The Company may not waive any of the provisions of this Agreement for one Party or release any Party from this Agreement without informing all other Parties of such waiver or release and providing the full benefit of such waiver or release to all of the other Parties.

     2.7 Agreement Not Applicable to Other Shares of Common Stock. Notwithstanding anything in this Article II to the contrary, any shares of Common Stock which any Party may acquire other than pursuant to the Merger and the Merger Agreement shall not be Covered Shares which are subject to this Article II.

ARTICLE III
CERTIFICATE LEGENDS

     3.1 Legend on Share Certificates.

     (a) All certificates evidencing any Covered Shares, in addition to such other legends as may be required by law and the Merger Agreement shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REQUIREMENTS AS TO TRADING CONTAINED IN THE STOCK TRADING AGREEMENT, DATED AS OF APRIL 29, 2005 BY AND AMONG THE ELECTRIC CITY CORP., THE HOLDER HEREOF AND CERTAIN OTHER SECURITY HOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ELECTRIC CITY CORP.

     (b) Upon the termination of this Agreement or in connection with any sale permitted under this Agreement (other than sales pursuant to Sections 2.3 and 2.4), each Party shall be entitled to receive, in exchange for any security bearing the legend regarding this Agreement specifically set forth in Section 3.1(a), a security without such legend.

ARTICLE IV
MISCELLANEOUS

     4.1 Injunctive Relief. It is acknowledged that it is impossible to measure in money the damages that would be suffered if the Parties fail to comply with the obligations imposed on them by this Agreement and that, in the event of any such failure, the Company would be irreparably damaged and would not have an adequate remedy at law. The Company shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations, and if any action should be brought in equity to enforce any of such provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

     4.2 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with, the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.

     4.3 Entire Agreement; Waiver. As among the Parties and the Company, this Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. No waiver of any term or provision shall be effective unless in writing signed by the party to be charged.

     4.4 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns.

     4.5 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     4.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

     4.7 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and/or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice in accordance herewith given to each of the other parties):

(i) If to the Company to:	1280 Landmeier Road
Elk Grove Village, IL 60007-2410
Fax No. 847-437-4969
Attention: Chief Financial Officer

     (ii) If to a Party to the address for such Party set forth on the signature pages hereto.

     4.8 Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

     4.9 Parties. The Parties are entering into this Agreement separately and individually, and no Party shall be held accountable or liable for the breach of this Agreement by any other Party.

[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Stock Trading Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

THE COMPANY:	THE COMPANY: ELECTRIC CITY CORP.
	By:	/s/ Jeffrey Mistarz
	Name:	Jeffrey Mistarz
	Title:	Chief Financial Officer & Treasurer

INVESTORS:

NTH POWER TECHNOLOGIES FUND I, L.P.		LEONARD PISANO

By:	/s/ Brian Tong	/s/ Leonard Pisano

Name:	Brian Tong	Address:

Title:	Managing Partner

Address:

ENTERPRISE PARTNERS ANNEX FUND IV, LP		MICHAEL PISCHEL

By:	/s/ James Berglund	/s/ Michael Pischel

Name:	James Berglund	Address:

Title:	General Partner

Address:

ENTERPRISE PARTNERS ANNEX FUND IV-A, LP		DAN PARKE

By:	/s/ James Berglund	/s/ Dan Parke

Name:	James Berglund	Address:

Title:	General Partner

Address:

CINERGY VENTURES, LLC

By:	/s/ Gregory C. Wolf

Name:	Gregory C. Wolf

Title:	Vice President

Address: